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                       AMENDMENT TO CUSTODIAN CONTRACT

     This Amendment to the Custodian Contract is made as of May 3, 1999 by and between Dresdner RCM Investment Funds Inc. (formerly known as The Emerging Germany Fund, Inc.) (the "Fund") and State Street Bank and Trust Company (the "Custodian"). Capitalized terms used in this Amendment without definition shall have the respective meanings given to such terms in the Custodian Contract referred to below.

     WHEREAS, the Fund and the Custodian entered into a Custodian Contract dated as of March 26, 1990 (as amended and in effect from time to time, the "Contract"); and

     WHEREAS, on December 4, 1998, the Board of Directors of the Fund approved the conversion of the Fund from a closed-end investment company to an open-end investment company; and

     WHEREAS, on January 26, 1999, the shareholders of the Fund approved the conversion of the Fund from a closed-end investment company to an open-end investment company; and

     WHEREAS, the Fund is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

     WHEREAS, the Fund and the Custodian desire to amend certain provisions of the Contract to reflect such conversion of the Fund from a closed-end investment company to an open-end investment company on the date first above written and to reflect the authorization to issue shares in separate series;

     NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree to amend the Contract, pursuant to the terms thereof, as follows:

I. The recitals to the Contract are hereby amended by the addition of the following:

          WHEREAS, the Fund intends to initially offer shares in one series, Dresdner RCM Europe Fund (such series together with all other series subsequently established by the Fund and made subject to the Contract in accordance with Article 19, being herein referred to as the "Portfolio(s)");

II. Paragraph 14 of Article 2.2 of the Contract is hereby renumbered as Paragraph 15 of Article 2.2, all internal cross-references are hereby renumbered accordingly, and new Paragraph 14 of Article 2.2 is hereby added as follows:

     14) Upon receipt of instructions from the transfer agent for the Fund (the "Transfer Agent") for delivery to such Transfer Agent or to the holders of Shares in connection with distributions in kind, as may be described from

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          time to time in the Fund's currently effective prospectus and statement of additional information (the "Prospectus"), in satisfaction of requests by holders of Shares for repurchase or redemption; and

III. Paragraph 6 of Article 2.7 of the Contract is hereby renumbered as Paragraph 7 of Article 2.7, all internal cross-references are hereby renumbered accordingly, and new Paragraph 6 of Article 2.7 is hereby added as follows:

     (6)  For the redemption or repurchase of Shares issued as set forth in
          Article 5 hereof;

IV. Articles 5 through 17 of the Contract are hereby renumbered as Articles 6 through 18, respectively; all internal cross-references are hereby renumbered accordingly; and new Article 5 is hereby added as follows:

          5.   PAYMENTS FOR SALES OR REPURCHASES OR REDEMPTIONS OF SHARES

               The Custodian shall receive from the distributor for the Shares or from the Transfer Agent and deposit into the Fund's account such payments as are received for Shares issued or sold from time to time by the Fund. The Custodian will provide timely notification to the Fund and the Transfer Agent of any receipt by it of payments for Shares of the Fund.

               From such funds as may be available for the purpose, the Custodian shall, upon receipt of instructions from the Transfer Agent, make funds available for payment to holders of Shares who have delivered to the Transfer Agent a request for redemption or repurchase of their Shares. In connection with the redemption or repurchase of Shares, the Custodian is authorized upon receipt of instructions from the Transfer Agent to wire funds to or through a commercial bank designated by the redeeming shareholders. In connection with the redemption or repurchase of Shares, the Custodian shall honor checks drawn on the Custodian by a holder of Shares, which checks have been furnished by the Fund to the holder of Shares, when presented to the Custodian in accordance with such procedures and controls as are mutually agreed upon from time to time between the Fund and the Custodian.

V.        New Article 19 is hereby added as follows:

          19.  ADDITIONAL PORTFOLIOS

               In the event that the Fund establishes one or more series of Shares in addition to Dresdner RCM Europe Fund with respect to which it desires to have the Custodian render services as custodian under the terms hereof, it shall so notify the Custodian in writing, and if the Custodian agrees-in writing to provide such services, such series of Shares shall become a

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          Portfolio hereunder.  All references in this Contract to "Fund"
          shall mean the Fund, or a Portfolio of the Fund, as the context requires or as applicable.

VI. Except as specifically superseded or modified herein, the terms and provisions of the Contract shall continue to apply with full force and effect. In the event of any conflict between the terms of the Contract prior to this Amendment and this Amendment, the terms of this Amendment shall prevail.

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     IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and behalf by its duly authorized representative as of the date first above written.


Witnessed By:                           STATE STREET BANK AND TRUST
                                        COMPANY

/s/ Marc L. Parsons                     By: /s/ Ronald E. Logue
------------------------------             ------------------------------------
Marc L. Parsons                            Ronald E. Logue
Associate Counsel                           Vice Chairman




Witnessed By:                           DRESDNER RCM INVESTMENT FUNDS
                                        INC.

/s/ Karen Jacoppo-Wood                  By: /s/ George A. Rio
                                        Name:   George A. Rio
                                        Title:  President